WEED & CO. LLP

4695 MACARTHUR COURT, SUITE 1430, NEWPORT BEACH, CALIFORNIA 92660

TELEPHONE (949) 475-9086  FACSIMILE  (949) 475-9087

August 16, 2006

Board of Directors

DataLogic International, Inc.

18301 Von Karman, Suite 250

Irvine, CA 92612

Re:  Registration Statement on Form SB-2

Greetings:

We have acted as legal counsel to DataLogic International, Inc., a Delaware corporation, (the “Issuer”) in connection with the registration of 19,042,284 shares of common stock, including 7,913,750 shares of common stock underlying warrants and options.

In connection with this opinion, we have examined the Registration Statement on Form SB-2, as amended, and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that the shares, when sold in accordance with the Registration Statement and related prospectus, will be legally issued, fully paid and non-assessable shares of the Issuer’s common stock.

Further, we consent to the use of this opinion as an exhibit to the Registration Statement on Form SB-2 and the reference to this firm in the prospectus.

Very truly yours,

/s/ Weed & Co. LLP

Weed & Co. LLP